Exhibit (b)(2)

To:	Lonza Group Ltd. (the “Company”)

P.O. Box 4002 Basel/Switzerland

For the attention of: Toralf Haag

From:	J.P. Morgan Limited (the “Global Coordinator”)

Citigroup Global Markets Limited, Credit Suisse AG and J.P. Morgan Limited (the “Mandated Lead Arrangers”)

Citigroup Global Markets Limited, Credit Suisse AG London Branch and J.P. Morgan Limited (the “Bookrunners”)

Citibank, N.A., London Branch, Credit Suisse AG and JPMorgan Chase Bank, N.A., London Branch (the “Underwriters”)

13 July 2011

Dear Sirs,

Project Nutmeg

1.

We refer to the mandate letter (the “Mandate Letter”) dated 10 July 2011 between the Initial Banks (as defined below) and the Company in relation to Project Nutmeg. The Company and the Initial Banks designate this letter as a Mandate Document (as defined in the Mandate Letter).

2.	Capitalised terms used in this letter and not otherwise defined herein shall have the same respective meanings given to them in the Mandate Letter and the Term Sheet annexed thereto, and in addition:

“Initial Banks” means each of the Global Coordinator, the Mandated Lead Arrangers, the Bookrunners and the Underwriters.

3.	Terms of the Facilities

In addition to the terms set out in the Term Sheet, the Facility Documents shall also be based on the terms set out in the appendix to this letter.

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4.	Survival

The terms of this letter shall survive and continue after any termination of the obligations of any Initial Bank.

5.	Third Party Rights

5.1

Unless expressly provided to the contrary in this letter, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any of its terms.

5.2	Notwithstanding any term of this letter, the consent of any person who is not a party to this letter is not required to rescind or vary this letter at any time.

6.	Counterparts

This letter may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

7.	Miscellaneous

This letter replaces the ancillary letter dated 10 July 2011 between the parties to this letter (but, for the avoidance of doubt, does not replace any other letter or agreement between the parties) and, with effect from the date of this letter, such letter shall be cancelled and be of no force or effect.

8.	Governing Law and Jurisdiction

8.1

This letter (including the agreement constituted by your acknowledgement of its terms) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this letter) are governed by English law.

8.2	The Company submits, for the benefit of the Initial Banks, to the exclusive jurisdiction of the English courts. The Company waives any defence of inconvenient forum that may be available.

8.3

Paragraph 8.2 is for the benefit of the Initial Banks only. As a result the Initial Banks shall not be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by law, the Initial Banks may take concurrent proceedings in any number of jurisdictions.

8.4	Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)

irrevocably appoints Lonza Group UK Ltd of 228 Bath Road, Slough, Berkshire SL1 4DX as its agent for service of process in relation to any proceedings before the English courts in connection with any Mandate Document; and

(b) agrees that failure by a process agent to notify the Company of the process will

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not invalidate the proceedings concerned.

If you agree to the above, please acknowledge your agreement and acceptance of the offer by signing and returning the enclosed copy of this letter countersigned by you to Marc Baignères, Managing Director at 10 Aldermanbury, London, EC2V 7RF.

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Yours faithfully,

The Global Coordinator

/s/ Marc Baignères
For and on behalf of
J.P. MORGAN LIMITED

Name: Marc Baignères

Title: Managing Director

The Mandated Lead Arrangers

/s/ Richard Basham
For and on behalf of
CITIGROUP GLOBAL MARKETS LIMITED

Name: Richard Basham

Title: Co-Head of EMEA Loans Structuring & Syndications

/s/ Ronnie Müller	/s/ Clemens Kramer
For and on behalf of
CREDIT SUISSE AG

Name: Ronnie Müller	Name: Clemens Kramer

Title: Director	Title: Director

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/s/ Marc Baignères
For and on behalf of
J.P. MORGAN LIMITED

Name: Marc Baignères

Title: Managing Director

The Bookrunners

/s/ Richard Basham
For and on behalf of
CITIGROUP GLOBAL MARKETS LIMITED

Name: Richard Basham

Title: Co-Head of EMEA Loans Structuring & Syndications

/s/ Thomas G. Muoio	/s/ Itay Singer
For and on behalf of
CREDIT SUISSE AG, LONDON BRANCH

Name: Thomas G. Muoio	Name: Itay Singer

Title: Managing Director	Title: Director

/s/ Marc Baignères
For and on behalf of
J.P. MORGAN LIMITED

Name: Marc Baignères

Title: Managing Director

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The Underwriters

/s/ Richard Basham
For and on behalf of
CITIBANK, N.A., LONDON BRANCH

Name: Richard Basham

Title: Co-Head of EMEA Loans Structuring & Syndications

/s/ Ronnie Müller	/s/ Clemens Kramer
For and on behalf of
CREDIT SUISSE AG

Name: Ronnie Müller	Name: Clemens Kramer

Title: Director	Title: Director

/s/ Marc Baignères
For and on behalf of
JPMORGAN CHASE BANK, N.A, LONDON BRANCH

Name: Marc Baignères

Title: Managing Director

We acknowledge and agree to the above:

/s/ Toralf Haag	/s/ Günther Jakob
For and on behalf of	For and on behalf of
LONZA GROUP LTD.	LONZA GROUP LTD.

Name: Toralf Haag	Name: Günther Jakob

Title: Chief Financial Officer	Title: Head Group Treasury

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Appendix

Other Terms of the Facility Documents

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Appendix to Side Letter

OTHER TERMS OF THE FACILITY DOCUMENTS

FACILITY A1

Syndication:	To not be subject to general syndication.

Purpose:

To: (i) finance a portion of the consideration for the Acquisition; (ii) finance the payment of fees, costs and expenses (including related taxes) incurred by the Group in connection with the Acquisition; and (iii) refinance existing indebtedness of the Target Group and to pay any related fees, costs and expenses (including any waiver fees).

Facility A1 Availability Period:	From the Signing Date to the Facility A1 Termination Date.

Minimum Amount of each Loan:	An amount in USD (or its currency equivalent) to be agreed between the parties.

Maximum Number of Loans:

To be agreed between the parties, provided that, after the Initial Utilisation Date, and to the extent drawn for limb (i) of the Purpose clause, Loans can only be drawn to the extent that the Acquisition is proceeding and in order to meet staggered payments / tenders in relation thereto.

Repayment:	In full on the Facility A1 Termination Date.

Voluntary Prepayment:

The Loans may be prepaid in whole or in part on 5 Business Days’ prior notice (but, if in part, by a minimum amount in USD of 5,000,000 (or its currency equivalent)). Any prepayment shall be made with accrued interest on the amount prepaid and, subject to breakage costs, without premium or penalty.

Voluntary cancellation:	The Company may, on not less than 5 Business Days’ prior notice, cancel the whole or any part (being a minimum amount of USD 5,000,000) of the Available Facility.

PRICING

		Facility A1	Facility A2
Extension Fee:	If less than 50% of the original total commitments of the applicable Facility are extended:	0.40%	0.40%

If 50% or more of the original total commitments of the applicable Facility are extended:	0.60%	0.60%

The Extension Fee is, in each case, payable on the total commitments under the applicable Facility which are extended, and is payable to each Lender on the Facility A1 Original Termination Date or the Facility A2 Original Termination Date (as applicable), according to the amount of its commitment extended under the applicable Facility.

Commitment Fee:	Facility A1	Facility A2	Facility B	Facility C

	35% of the applicable Margin	35% of the applicable Margin	35% of the applicable Margin	35% of the applicable Margin

In each case, payable on the unused and uncancelled amount of the applicable Facility for the applicable Availability Period.

Accrued Commitment Fee is payable quarterly in arrear during the applicable period, on the last day of the applicable period and on the cancelled amount of the applicable Facility at the time a full cancellation is effective.

Margin:	Consolidated Total Net Debt: Consolidated EBITDA	Margin (per cent. per annum)
		Facility A1	Facility A2	Facility B	Facility C
	x ≥ 3.5	1.50	1.75	2.15	1.75
	3.0 ≤ x < 3.5	1.25	1.50	1.90	1.50
	2.5 ≤ x < 3.0	1.00	1.25	1.65	1.25
	2.0 ≤ x < 2.5	0.75	1.00	1.40	1.00
	1.5 ≤ x < 2.0	0.50	0.75	1.15	0.75
	x < 1.5	0.25	0.50	0.90	0.50

The Margin will be subject to a margin ratchet set out in the grid above provided that:

- The initial Margin for each Facility will be:

Facility A1: 1.00 % per annum

Facility A2: 1.25 % per annum

Facility B: 1.65 % per annum

Facility C: 1.25 % per annum

- Thereafter the Margin will be based on the Consolidated Total Net Debt to Consolidated EBITDA ratio of the Group as shown in the most recent compliance certificate and as determined in accordance with the pro-forma consolidated Group accounts published following the Acquisition and, thereafter, in accordance with the consolidated annual and semi-annual accounts of the Group.

- If an Event of Default is outstanding, the margin will be the highest rate shown on the grid above for the applicable Facility and there will be no reduction in the Margin unless and until that Event of Default has been remedied or waived.

- Facility A1: each rate will be increased by 0.25% from the Facility A1 Original Termination Date to the Facility A1 Extended Termination Date.

- Facility A2: each rate will be increased by 0.25% at the end of the 6 month period from the first utilisation of Facility A2 and at the end of each subsequent 3 month period thereafter.

- Facility B: each rate will be reduced by 0.125% from the date that both Facility A1 and Facility A2 have been repaid and cancelled in full.

- Facility C: each rate will be reduced by 0.125% from the date that both Facility A1 and Facility A2 have been repaid and cancelled in full and by a further 0.125% from the date that Facility B has been repaid and cancelled in full, provided that, in each case, the applicable Margin shall never be less than 0.50%.

Facility C Utilisation Fee:	0.20% per annum if the aggregate amount of Facility C Loans outstanding exceeds 33 1/3 per cent. (being equal to or less than 66 2/3 per cent.) of the Total Facility C

Commitments, calculated on the aggregate amount of Loans outstanding.

0.40% per annum if the aggregate amount of Facility C Loans outstanding exceeds 66 2/3 per cent. of the Total Facility C Commitments, calculated on the aggregate amount of Loans outstanding.